ENDORSEMENT

Annuity Payout Option – Payments for a 10 Year Period Certain

This endorsement is attached to and made part of the Basic Contract and is subject to all applicable provisions of the Basic Contract. In the case of any conflict between the provisions of the Basic Contract and this endorsement, the provisions of this endorsement will control.

This endorsement provides for fixed monthly annuity payments for a period of 10 years.

Definitions

Terms used in this endorsement that are not described below have the meaning ascribed in the Basic Contract to which this endorsement is attached.

Annuity Payout Option – Monthly Payments for a 10 Year Period Certain

Payments for a 10 Year Period Certain is hereby added to the Basic Contract as a payout option. If this payout option is elected, and if the Annuitant is living and the Basic Contract is in force on the Annuity Commencement Date, we will make fixed monthly payments to the payee for a period of 10 years under the terms of this endorsement. The fixed monthly payment for the duration of 10 years will be based on the then current interest rate for this option on the Annuity Commencement Date but will not be less than the amount described in the Guaranteed Monthly Payment provision below.

Death of Annuitant

If the Annuitant dies during the 10 year payment period, we will pay the balance of the payments to the payee for the remainder of that period. Unless the Owner indicates otherwise in a signed written notice received at our Customer Service Office in Good Order, the payee may elect to be paid the present value of the current dollar amount of the then remaining payments in a lump sum. The interest rate used to compute the present value of any remaining unpaid payments will be the interest rate upon which the annuity payments were calculated.

Withdrawals

No withdrawals are permitted under this option.

Guaranteed Monthly Payment

The amount of any monthly annuity payment under this option will not be less than the guaranteed amount determined by multiplying (a) by (b) where:

(a)	Is the guaranteed annuity rate shown on the Contract Data page for this option; and

(b)	is the Accumulation Value divided by 1,000.

In addition to the annuity rate, the annual interest rate used to determine the guaranteed annuity rate is also shown on the Contract Data page.

Issue Date

The effective date of this endorsement is the Issue Date of the Basic Contract.

09-TENPC	The Guardian Insurance & Annuity Company, Inc. [Contract Number]